Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the previously filed Registration Statements of Illinois Tool Works Inc. on Form S-8 (File No.’s 333-105731, 333-108088, 333-69542, 333-142627 and 333-145392) of our report dated February 27, 2009, relating to the financial statements of Illinois Tool Works Inc. and Subsidiaries, and the effectiveness of Illinois Tool Works Inc.’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 27, 2009